Exhibit 1
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


     AGREEMENT dated January 28, 2000 by and between PTB Acquisition Company, LLC, a Delaware limited liability company (the "Assignor"), and Ontario Teachers Pension Plan Board, a non-share capital corporation continued under the Teachers' Pension Act, R.S.O., 1990 Chapter T.1 (the "Assignee").

     The Assignor is party to that certain Stock Purchase Agreement, dated November 16, 1999 (the "Stock Purchase Agreement;" unless otherwise defined herein, terms defined in the Stock Purchase Agreement are used herein as therein defined), by and between the Assignor, and Paragon Trade Brands, Inc., a Delaware corporation (the "Seller"), pursuant to which the Assignor has agreed to purchase from Reorganized Paragon, up to 11,712,635 shares of New Common Stock, under the terms and subject to the conditions set forth therein.

     The Assignee has heretofore delivered to Assignor Assignee's commitment to purchase as a co-investor alongside the Assignor up to $25 million of New Common Stock. Pursuant to Section 13.14 of the Stock Purchase Agreement, the Assignor is permitted to assign its right to purchase any or all of the Purchased Shares to one or more assignees. The Assignor desires to assign to the Assignee, and the Assignee desires to be assigned and to assume, the obligations of the Assignor under the Stock Purchase Agreement to purchase not less than $23.5 million nor more $25 million of New Common Stock, under the terms and condition set forth herein.

     Accordingly, the Assignor and the Assignee hereby agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, the right and obligation of the Assignor under the Stock Purchase Agreement to purchase from the Seller at the Closing under the terms and conditions of the Stock Purchase Agreement not less than 2,350,000 nor more than 2,500,000 shares of New Common Stock at a purchase price equal to $10.00 per share. The exact number of shares to be purchased by the Assignee shall be set forth in a written notice from the Assignor delivered to the Assignee not later than 2 days prior to the Closing Date. The Assignor and Assignee further agree that at the Closing they shall each enter into, execute and deliver a Stockholders Agreement, substantially in the form of Exhibit A hereto (the "Stockholders Agreement"), and a Registration Rights Agreement, substantially in the form of Exhibit B hereto (the "Registration Rights Agreement").

     2. The Assignor (i) represents and warrants that (a) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, (b) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted,
(c) it has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement, the Stockholders Agreement and the Registration Rights Agreement and to perform fully its obligations hereunder and thereunder, (d) this Agreement has been, and the Stockholders Agreement and the Registration Rights Agreement, when executed and delivered at the Closing will be, duly executed and delivered by the Assignor, and this Agreement is, and in the case of each of the Stockholders Agreement and the Registration Rights Agreement, when executed and delivered at the Closing, will be, a valid and binding obligation of Assignor enforceable against the Assignor in accordance with its terms, (e) the execution and delivery by the Assignor of this Agreement do not, the execution and delivery by the Assignor at the Closing of the Stockholders Agreement and the Registration Rights Agreement will not, and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and the performance by the Assignor of its obligations hereunder and thereunder will not (1) violate any provision of the Assignor's governing or organizational documents; (2) require the Assignee to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (3) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Assignor is a party or by or to which such assignee or any of its properties is or may be bound or subject; or (4) violate any Law or Order of any Governmental Body applicable to the Assignor. The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations of the Seller made in or in connection with the Stock Purchase Agreement or any other documents entered or delivered or to be entered into or delivered by the Seller in connection therewith, PROVIDED, that the Assignor assigns, transfers and conveys to the Assignee such statements, representations and warranties of the Seller pertaining to the shares of New Common Stock to be purchased by the Assignee pursuant hereto.

     3. The Assignee (i) confirms that it has received a copy of the Stock Purchase Agreement and the Plan and such other documents and information as it has deemed appropriate to make its own investment analysis and decision to enter into this Assignment and Assumption Agreement; (ii) agrees that it has, independently and without reliance upon the Assignor, and based on such documents and information as it deems appropriate at the time, continued to make its own credit decisions in taking or not taking action under the Stock Purchase Agreement; (iii) represents and warrants to the Assignor and the Seller that (a) the Assignee is duly organized, validly existing and in good standing under the Laws of the jurisdiction under which it was organized and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, (b) the Assignee has the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement, the Stockholders Agreement and the Registration Rights Agreement and to perform fully its obligations hereunder and thereunder, (c) this Agreement has been, and the Stockholders Agreement and the Registration Rights Agreement, when executed and delivered at the Closing will be, duly executed and delivered by the Assignee, and this Agreement is, and in the case of each of the Stockholders Agreement and the Registration Rights Agreement, when executed and delivered at the Closing, will be, a valid and binding obligation of Assignee enforceable against the Assignee in accordance with its terms, (d) the execution and delivery by the Assignee of this Agreement do not, the execution and delivery by the Assignee at the Closing of the Stockholders Agreement and the Registration Rights Agreement will not, and the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement and the Registration Rights Agreement, and the performance by the Assignee of its obligations hereunder and thereunder will not (1) violate any provision of the Assignee's governing or organizational documents; (2) except for filings under the HSR Act or the Canadian Acts, if required, require the Assignee to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Governmental Body or any other person; (3) violate, conflict with or result in the breach of any of the terms and conditions of, result in a material modification of the effect of, otherwise cause the termination of or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any Contract to which the Assignee is a party or by or to which such assignee or any of its properties is or may be bound or subject; or (4) violate any Law or Order of any Governmental Body applicable to the Assignee; and (e) the Assignee is an "Accredited Investor" within the meaning of Rule 501 of the Securities Act of 1933, as amended, and is purchasing the Purchased Shares assigned to it hereunder for its own account for investment and not with a view to public resale or distribution thereof.

     4. The Assignor hereby agrees that it shall be responsible for making any filing or obtaining any approval under the Canadian Acts triggered by the consummation of the transactions provided in the Stock Purchase Agreement and this Agreement, as the case may be, and the Assignee shall have no responsibility in connection therewith, except that the Assignee agrees to promptly provide the Assignor with such information regarding itself as the Assignor may reasonably request to make any such filing or obtain any such approval. The Assignee hereby represents that the purchase by it of the shares of New Common Stock to be purchased by it pursuant hereto is exempt from the notification requirements of the HSR Act.

     5. The Assignor agrees that it shall promptly notify the Assignee if (i) it learns of any breach by the Seller of any representation, warranty, covenant or other agreement of the Seller under the Stock Purchase Agreement, or (ii) it elects to terminate the Stock Purchase Agreement pursuant to Section 11.1 thereof.

     6. This Assignment and Assumption Agreement shall automatically terminate upon termination of the Stock Purchase Agreement pursuant to Section 11.1 thereof and shall become null and void and have no further force or effect.

     7. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE ENTIRELY PERFORMED WITHIN SUCH STATE.

     8. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails, as follows:

                         (A) if to the Assignor, to:

                             PTB Acquisition Company, LLC
                             c/o Wellspring Capital Management, LLC
                             620 Fifth Avenue
                             New York, New York 10020-1579

                             Attention: David C. Mariano
                             Telephone: (212) 332-7555
                             Facsimile: (212) 332-7575

                             with a copy to:

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, New York 10019-6064

                             Attention: Robert Drain, Esq.
                             Telephone: (212) 373-3000
                             Facsimile: (212) 757-3990

                         (B) if to the Assignee, to:

                             Ontario Teachers Penion Plan
                             5650 Yonge Street, 5th Floor
                             Toronto, Ontario M2M 4H5

                             Attention: Dean Metcalf
                             Telephone: (416) 730-6166
                             Facsimile: (416) 730-5374

                             with a copy to:

                             Cleary Gottleib Steen & Hamilton
                             One Liberty Plaza
                             New York, NY 10006-1470

                            Attention: Filip Moerman, Esq.
                            Telephone: (212) 225-2000
                            Facsimile: (212) 225-3999


Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

     9. This Agreement, together with the Stockholders Agreement and the Registration Rights Agreement, contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements, written or oral, with respect thereto.

     10. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Assignment and Assumption Agreement, as of the date first above written.

                                                   PTB ACQUISITION COMPANY, LLP,
                                                       as Assignor


                                                   By /S/ CARL M. STANTON
                                                      ----------------------
                                                      Title: Vice President


ONTARIO TEACHERS PENSION PLAN
BOARD,
                                                       as Assignee


                                                     By /S/ DEAN METCALF
                                                        ----------------------
                                                        Title: Portfolio Manager